Exhibit 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

January 5, 2004

Manulife Financial Corporation
200 Bloor Street East
Toronto, Ontario
Canada M4W 1E5

Re:	Agreement and Plan of Merger dated September 28, 2003, as amended, among Manulife Financial Corporation, John Hancock Financial Services, Inc. and Jupiter Merger Corporation

Ladies and Gentlemen:

          We have acted as counsel to Manulife Financial Corporation (“Parent”), a Canadian corporation, in connection with the Agreement and Plan of Merger dated as of September 28, 2003, by and among Parent, John Hancock Financial Services, Inc., a Delaware corporation (“the Company”), and Jupiter Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), as amended by the First Amendment thereto dated as of December 29, 2003 (including the exhibits thereto, the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”) on the terms and conditions set forth therein. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the Registration Statement on Form F-4 (Registration No. 333-110281) (the “Registration Statement”) filed by the Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Merger Agreement, to which this opinion appears as an exhibit.

          We have examined (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation letters of Parent and the Company delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the

Manulife Financial Corporation	-2-	January 5, 2004

opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

          In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Parent and the Company in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Parent, Merger Sub or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. Lastly, we have assumed that no Company shareholder is a five-percent transferee shareholder (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii)).

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.”

          We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

          This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Simpson Thacher & Bartlet LLP